Exhibit 10.1

SMURFIT-STONE CONTAINER CORPORATION

2009 MANAGEMENT INCENTIVE PLAN

(Effective April 28, 2009)

ARTICLE I
PURPOSE OF THE PLAN

The Smurfit-Stone Container Corporation 2009 Management Incentive Plan (the “Plan”) is hereby established by the Compensation Committee of Smurfit-Stone Container Corporation, effective as of April 28, 2009.  The Plan is designed to drive the Company’s financial performance to meet or exceed the Company’s short-term financial and operational goals by providing Employees with annual, semi-annual and, with respect to the Tier 4 Employees identified in Section 4.3, quarterly performance-based incentive payments for the attainment of those short-term goals.  Payments under the Plan are intended to be exempt from section 409A of the Internal Revenue Code of 1986, as amended, as “short-term deferrals” within the meaning of Treasury Regulation section 1.409A-1(b)(4).  The Plan shall not create any contractual right of any individual to any Award prior to the payment of such award.

ARTICLE II
DEFINITIONS

For purposes of this Plan, the following terms, when capitalized, shall have the meanings set forth below:

Section 2.1.   “Annual MIP Award” means the cash incentive bonus awarded to an Employee under the Plan after the end of the Plan Year, which bonus is subject to the Company Achievement of the Annual Performance Target and/or any other objective criteria established by the Committee.

Section 2.2.   “Annual Performance Target” means the Company’s financial and/or operational goals for the Plan Year, as established by the Committee.

Section 2.3.   “Award” means an Annual MIP Award and/or a Semi-annual MIP Award, as the case may be.

Section 2.4.   “Base Pay” means, for purposes of the Semi-annual MIP Award, the Employee’s base salary in effect on the last day of the Performance Period, and in the case of the Annual MIP Award, the Employee’s base salary in effect on the last day of the Plan Year.  Base Pay does not include any bonuses, incentive pay or other supplemental pay or benefits, in each case, as determined by the Committee.

Section 2.5.   “Cause” shall mean: (a) the refusal or continued failure by the Employee to perform substantially all his or her duties with the Company (other than any failure resulting from incapacity due to physical or mental illness) after the Company provides the Employee a demand for substantial performance identifying in reasonable detail the manner in which the Employee has not substantially performed his or her duties; (b) a plea of guilty or nolo contendere by the Employee, or conviction of the Employee, for a felony; or (c) the determination by the Committee in its sole discretion that the Employee has engaged in: (1)

illegal conduct or gross misconduct in connection with the Employee’s job duties or the business of the Company; (2) a material breach of any written policy of the Company; (3) fraud or material dishonesty in connection with the business of the Company; or (4) any violation of a statutory or common law duty of loyalty to the Company.

Section 2.6.   “Change in Control” means the occurrence of any one or more of the following:

(a)   The “beneficial ownership” of securities representing more than 20% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”) is accumulated, held or acquired by a Person (as defined in Section 3(a)(9) of the Exchange Act, as modified, and used in Sections 13(d) and 14(d) thereof) other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any corporation owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of stock of the Company; provided, however, that any acquisition from the Company or any acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subparagraph (c) of this definition will not be a Change in Control under this subparagraph (a), and provided further that immediately prior to such accumulation, holding or acquisition, such person was not a direct or indirect beneficial owner of 20% or more of the Company Voting Securities; or

(b)   Individuals who, as of January 1, 2009, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that an individual becoming a director subsequent to that date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)   Consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (i) more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly, by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities; (ii) no person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination)

beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(d)   Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company;

(e)   The consummation of a reorganization under the U.S. Bankruptcy Code; or

(f)    The consummation of a complete liquidation or dissolution of the Company under the U.S. Bankruptcy Code.

However, in no event will a Change in Control be deemed to have occurred, with respect to an Employee’s Award, if the Employee is part of a purchasing group that consummates the Change in Control transaction.  An Employee will be deemed “part of a purchasing group” for purposes of the preceding sentence if the Employee is an equity participant in the purchasing company or group (except: (i) passive ownership of less than 2% of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors).

Section 2.7.   “Committee” means the Compensation Committee of the Company, or any successor thereto or delegate thereof with the authority to act on behalf of the Committee with respect to this Plan.

Section 2.8.   “Company” means the Smurfit-Stone Container Corporation and includes any successor thereto, including pursuant to a plan of reorganization under the U.S. Bankruptcy Code.

Section 2.9.   “Company Achievement” means (a) the percentage of the Annual Performance Target achieved by the Company in the Plan Year or (b) the percentage of the Semi-annual Performance Target achieved by the Company in a Performance Period, as the case may be, and, in each case, as determined by the Committee.

Section 2.10. “Disability” means an individual’s long-term disability as defined under the long-term disability plan of the Company that covers that individual; or if the individual is not covered by such a long-term disability plan, an individual’s disability as defined for purposes of eligibility for a disability award under the Social Security Act.

Section 2.11. “Employee” means an individual who is (a) a regular part-time or full-time employee of the Company or one of its subsidiaries or affiliates, other than an individual classified by his or her Company as a contractor or intern, and (b) designated by the Committee as eligible to participate in the Plan.

Section 2.12. “Good Reason” shall mean, in the case of an Employee who is designated as a Tier 1 Employee in the individual’s Incentive Statement for the Plan Year (“Tier 1 Employee”), the occurrence of any of the following without the Employee’s express written consent: (i) any reduction in either the Employee’s Base Pay or Target Incentive under this Plan as set forth in the Incentive Statement provided to the Employee; (ii) the Company’s failure to maintain retirement, health and welfare benefits plans, and compensation plans under which the Employee is eligible to receive benefits substantially similar in value in the aggregate to the benefits the Employee was eligible to receive under the retirement plans, health and welfare benefits plans, and compensation plans maintained by the Company as in effect on January 1, 2009; (iii) the Company’s requiring the Employee to be based anywhere more than fifty (50) miles from where the Employee’s principal place of employment was located as of January 1, 2009; (iv) a change in the duties or reporting responsibilities of the Employee that is inconsistent in any substantial adverse respect with such Employee’s position, duties or responsibilities as in effect on January 1, 2009; and (v) failure by the Company to obtain an agreement to assume all of the obligations of the Company hereunder upon a Change in Control pursuant to Section 2.6(a)-(c) from any entity that is or will be the successor entity to the Company (including pursuant to any merger, consolidation or sale of all or substantially all of the assets of the Company).

Section 2.13. “Incentive Statement” means a letter or other writing (including in electronic format) provided by the Company to an Employee that sets forth the Annual and/or Semi-annual MIP Awards that an Employee may earn under the Plan (or otherwise describes an Employee’s eligibility to participate in the Plan), that also may describe the performance metrics applicable to an Employee and any and all other objective performance criteria applicable to such Employee, in each case as established by the Committee.

Section 2.14. “Payment Date” means the date on which an Award is paid to an Employee.

Section 2.15. “Performance Period” means (i) January 1 through June 30, 2009, (ii) July 1 through December 31, 2009, or (iii) with respect to the Tier 4 Employees identified in Section 4.3, each calendar quarter in 2009, as the case may be.

Section 2.16. “Plan Year” means the one year period commencing on January 1, 2009, and ending on December 31, 2009.

Section 2.17. “Retirement” means an Employee’s voluntary termination of employment with the Company pursuant to the retirement plan(s) applicable to such Employee.

Section 2.18. “Semi-annual MIP Award” means the cash incentive bonus awarded to an Employee under the Plan after the end of each Performance Period, which bonus is subject to the Company Achievement of the applicable Semi-annual Performance Target and/or any other objective criteria established by the Committee.

Section 2.19. “Semi-annual Performance Target” means the Company’s financial and/or operational goals for the Performance Period of January 1 through June 30, 2009, or July 1 through December 31, 2009, as the case may be, as established by the Committee.

Section 2.20. “Target Incentive” means the percentage of an Employee’s Base Pay, as determined by the Committee based on the Employee’s position and as reflected in the Employee’s Incentive Statement, that he or she will receive in the Plan Year if Company Achievement of each of the Annual and Semi-annual Performance Targets (and of any other objective performance criteria established by the Committee) is equal to 100%.

ARTICLE III

AWARD ELIGIBILITY

Section 3.1.   Eligibility.

(a)   Subject to Section 3.2, an individual shall be eligible to receive a Semi-annual MIP Award for a Performance Period if he or she:

(1)                    (i) with respect to the Performance Period ending June 30, 2009, was employed on or before March 31, or (ii) with respect to the Performance Period ending December 31, 2009, was employed on or before September 30, 2009;

(2)                    was designated as an eligible Employee for the Performance Period; and

(3)                    is an Employee on the last day of, or dies during, the Performance Period,

in all cases as determined by the Committee.  A Semi-annual MIP Award may be prorated, at the sole discretion of the Committee, to the extent the individual has not been employed as an Employee for the entirety of such Performance Period.

(b)   Subject to Section 3.2, an individual shall be eligible to receive an Annual MIP Award for the Plan Year only if he or she:

(1)                    was employed on or before September 30, 2009;

(2)                    was designated as an eligible Employee for the Plan Year; and

(3)                    is an Employee on the last day of, or dies during, the Plan Year,

in all cases as determined by the Committee.  The Annual MIP Award may be prorated, at the sole discretion of the Committee, to the extent the individual has not been employed as an Employee for the entirety of each Performance Period in the Plan Year.

(c)   In the event an Employee transfers into or otherwise assumes another position that participates in the Plan, the Committee retains the sole discretion to determine what adjustments, if any, will be made to the Employee’s Target Incentive.

(d)   The Committee retains the discretion to reduce or eliminate an Award for any Employee whose performance does not consistently meet expectations.

Section 3.2.   Ineligibility / Termination of Employment.

(a)   Notwithstanding anything herein to the contrary, if, prior to the last day of a Performance Period (in the case of a Semi-annual MIP Award), the employment of an Employee is terminated (1) by the Company without Cause (including due to a reduction in force), (2) by reason of death, Disability, or Retirement, or (3) in the case of a Tier 1 Employee, voluntarily by the Employee for Good Reason, such Employee shall be eligible to receive a Semi-annual MIP

Award for such Performance Period that shall be prorated both on the basis of the full calendar months worked therein during which such Employee shall have been employed by the Company and based on the Company’s actual performance during such Performance Period; provided, however, that such Employee shall not be eligible to receive such a prorated Semi-annual MIP Award unless he or she was employed as an Employee for at least three full calendar months within such Performance Period and, with respect to the Performance Period ending June 30, 2009, was employed as an Employee on or after April 28, 2009; provided, further, that such an Employee will not be eligible to receive any payment (prorated or otherwise) based on (i) the Annual MIP Award or (ii) any amount that is attributable to Company Achievement that exceeds a Semi-annual Performance Target, including but not limited to the Surplus Award (as defined in Section 5.1).

(b)   Notwithstanding anything herein to the contrary, except as otherwise determined by the Committee, if, prior to the date on which the payment of an Award is made, an Employee (i) is terminated by the Company for Cause, (ii) in the case of a Tier 1 Employee, voluntarily quits or resigns without Good Reason, or (iii) in the case of a an Employee who is designated as a Tier 2, Tier 3 or Tier 4/ESIP Employee in the individual’s Incentive Statement for the Plan Year (respectively, “Tier 2,” “Tier 3,” or “Tier 4/ESIP Employee”), voluntarily quits or resigns for any reason, such Employee shall not be eligible to receive any additional unpaid amounts under the Plan (even if such termination occurs subsequent to the last day of a Performance Period and/or Plan Year), including any unpaid Surplus Award.

(c)   Notwithstanding anything herein to the contrary, if a material “Event of Default” (as defined in the Amended and Restated Credit Agreement dated as of February 25, 2009, as amended, or “DIP Credit Agreement,” to which the Company is a party) has occurred and is continuing at the time any Awards would otherwise be payable under this Plan, the Company shall not pay, and an Employee shall not have any right, title or interest in or to, any such Awards unless and until such Event of Default is cured.

ARTICLE IV
CALCULATION OF AWARD

Section 4.1.   Performance Targets.  The Committee shall establish Annual and Semi-annual Performance Targets for the Plan Year.  Each of the Annual and Semi-annual Performance Targets shall include a threshold level of performance below which no Award payment shall be made, levels of performance at which specified percentages of the target Award shall be paid, and a maximum level of performance above which no additional Award shall be paid.

Section 4.2.   Semi-annual Cycle.  The Plan will operate on a semi-annual cycle, such that the Company’s Annual Performance Target will be apportioned into two Semi-Annual Performance Targets, one for each Performance Period in the Plan Year.  An Employee is eligible to receive a Semi-annual MIP Award after the end of each Performance Period subject to the Company Achievement of the Semi-annual Performance Targets and any other applicable objective performance criteria established by the Committee.  An Employee is eligible to receive an Annual MIP Award after the end of the Plan Year subject to the Company Achievement of the Annual Performance Target and any other applicable objective performance criteria established by the Committee.

Section 4.3.   Special Rules Applicable to Certain Tier 4 Employees.

(a)  Certain Tier 4 Employees (“ESIP B Employees”) shall receive performance targets based on key performance indicators by plant or area.  For all such ESIP B Employees, the Plan will operate on a quarterly cycle.  The Committee shall establish for these ESIP B Employees an Annual Performance Target (whether based on the performance indicators for their respective plants and/or areas), which will be apportioned into four quarterly Performance Targets, one for each calendar quarter in the Plan Year.  These ESIP B Employees are eligible to receive a quarterly MIP Award after the end of each calendar quarter subject to the achievement of the applicable quarterly Performance Target and any other applicable objective performance criteria established by the Committee.

(b)  Payment of quarterly MIP Awards to these ESIP B Employees for each calendar quarter, less withholding taxes and other applicable withholdings, shall be made not later than 45 days following the last day of the calendar quarter to which such Award relates.

(c)  To the extent not inconsistent with the foregoing, these ESIP B Employees and the provision of their MIP Awards shall be subject to each of the provisions set forth in the Plan; provided, however, that the Plan provisions as applied to the these ESIP B Employees and to their MIP Awards shall be read by substituting the term “quarterly” for “Semi-annual,” and, notwithstanding anything herein to the contrary, these ESIP B Employees shall not be eligible to receive an Annual MIP Award.

Section 4.4.   Awards.  The Company shall provide an Incentive Statement to each Employee as soon as practicable after April 22, 2009.  The Incentive Statement shall explain the Annual and Semi-annual MIP Awards that the Employee is eligible to earn throughout the Plan Year (or shall otherwise describe such Employee’s eligibility to participate in the Plan) and shall describe the Annual and Semi-annual Performance Targets applicable throughout the Plan Year as well as any other objective performance criteria applicable to the individual Employee, as established by the Committee.  Subject to the requirements of Sections 3.1 and 3.2 above, payment of a Semi-annual MIP Award shall be made only if and to the extent that a pre-determined threshold percentage of the Semi-annual Performance Targets with respect to such Performance Period is attained, and all other objective performance criteria applicable to the Employee have been met.  Similarly, subject to the requirements of Sections 3.1 and 3.2 above, payment of an Annual MIP Award shall be made only if and to the extent that a pre-determined threshold percentage of the Annual Performance Target is attained, and all other objective performance criteria applicable to the Employee have been met.  Unless otherwise provided in an Employee’s Incentive Statement, the actual amount of the Annual and/or Semi-annual MIP Awards payable to an Employee under the Plan shall be determined as a percentage of the Employee’s Target Incentive, which percentage shall vary depending upon the extent to which the Annual and/or Semi-annual Performance Targets have been attained and all other objective performance criteria applicable have been met.

Section 4.5.   Emergence from Bankruptcy / Liquidation.  In the event that during the Plan Year the United States Bankruptcy Court for the District of Delaware presiding over In re: Smurfit-Stone Container Corp., Case No. 09-10235 (BLS), confirms a plan of reorganization for the Company pursuant to Section 2.6(e) and the Company fails to assume the Plan following or in connection with the confirmation of such a plan of reorganization, or the Company consummates a liquidation pursuant to Section 2.6(d) or (f), then each Employee shall receive a Semi-annual MIP Award for the Performance Period in which the plan of reorganization is confirmed or the liquidation is consummated and an Annual MIP Award, which Awards shall be (i) prorated on the basis of the full calendar months during which such Employee shall have been employed by the Company during such Performance Period and the Plan Year and (ii) based on the Company’s actual performance measured as a percentage of the Company’s financial/operational targets through the date of reorganization or liquidation.

ARTICLE V
PAYMENT OF AWARDS

Section 5.1.   Time of Payment.  Payment of the Semi-annual MIP Award for the Performance Period ending June 30, 2009, less withholding taxes and other applicable withholdings, shall be made not later than 45 days after June 30.  Payment of the Semi-annual MIP Award for Performance Period ending December 31, 2009, and the Annual MIP Award, less withholding taxes and other applicable withholdings, shall be made within a reasonable period after the end of the Plan Year, but in no event later than March 15, 2010.  Notwithstanding any of the foregoing, any portion of the Semi-annual MIP Award for the Performance Period ending June 30, 2009, that is attributable to and payable for Company Achievement that exceeds the Semi-annual Performance Target for that Performance Period (“Surplus Award”) shall be paid with the Semi-annual MIP Award for the Performance Period ending December 31, 2009, and the Annual Award.

Section 5.2.   Form of Payment.  Awards shall be paid in the form of a lump sum cash payment.

ARTICLE VI
ADMINISTRATION

Section 6.1.   The Plan shall be administered by the Committee, which shall have full power and authority to interpret, construe and administer the Plan in accordance with the provisions set forth herein, including without limitation the authority to: (i) select the Employees to whom Awards may from time to time be granted hereunder; (ii) determine the terms and conditions of each Award, consistent with the terms of the Plan; and (iii) determine the Award formula for every Employee in each Performance Period, including adjusting or eliminating Awards, subject to the Company Achievement and the Company’s satisfaction of any and all other objective performance criteria established by the Committee.  In this connection, the Committee may delegate to any corporation, committee or individual(s), regardless of whether any such individuals are employees of the Company, the duty to act for the Committee hereunder.

Section 6.2.   Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company and any Employee.  A majority of the members of the Committee may determine its actions.

Section 6.3.   No officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his or her own willful misconduct or lack of good faith.

Section 6.4.   The expenses of administering the Plan shall be paid by the Company and shall not be charged against the Plan.

ARTICLE VII
MISCELLANEOUS

Section 7.1.   Successors.  All obligations of the Company under the Plan will be binding on any successor to the Company, whether the existence of the successor results from a Change in Control as described in Section 2.6(a) (relating to the accumulation of Company Voting Securities), Section 2.6(b) (relating to a reconstitution of the Board), Section 2.6(c) (relating to a merger, consolidation, or sale of the Company’s assets), or otherwise; provided, however, that following or in connection with any Change in Control pursuant to Section 2.6(e) (relating to the consummation of a reorganization under the U.S. Bankruptcy Code), if the Company fails to assume the Plan, then it shall payout any Awards subject to Section 4.5, and after such payouts the Plan and all of the Company’s obligations hereunder shall terminate; provided, further, that following any Change in Control pursuant to Section 2.6(d) or (f) (relating to the consummation of a complete liquidation or dissolution of the Company pursuant to stockholder approval or under the Bankruptcy Code) and the payout of any Awards subject to Section 4.5, the Plan and all of the Company’s obligations hereunder shall terminate.

Section 7.2.   Nontransferability.  No Award payable hereunder, nor any right to receive any future Award hereunder, may be assigned, alienated, sold, transferred, anticipated, pledged, encumbered, or subjected to any charge or legal process, and if any such attempt is made, or a person eligible for any Award hereunder becomes bankrupt, the Award under the Plan which would otherwise be payable with respect to such person may be terminated by the Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such Award that it deems appropriate.

Section 7.3.   Beneficiary Designation.  Each Employee may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any Award under the Plan is to be paid in case the Employee should die before receiving any or all of his or her Award.  Each beneficiary designation will revoke all prior designations by the same Employee with respect to this Plan, must be in a form prescribed by the Committee, and must be made during the Employee’s lifetime.  If the Employee’s designated beneficiary predeceases the Employee or no beneficiary has been designated, any Award remaining unpaid at the Employee’s death may, in the sole discretion of the Committee, (i) be paid to the Employee’s estate or to one or more of the dependents of the Employee or (ii) be disposed of in any other manner that the Committee deems appropriate.

Section 7.4.   Claim to Awards and Employment Rights.  Nothing in this Plan shall require the Company to segregate or set aside any funds or other property for purposes of paying all or any portion of an Award hereunder.  No person shall have any right, title or interest in or to any Award hereunder (or any portion of such award, including but not limited to any Surplus Award) prior to the actual payment thereof, nor to any property of the Company.  Eligibility for an Award in one year or Performance Period does not entitle an individual to be eligible for an Award in any other year or Performance Period.  Neither the adoption of the Plan nor the continued operation thereof shall confer upon any Employee any right to continue in the employ of the Company or shall in any way affect the right and power of the Company to dismiss or otherwise terminate the employment of any Employee at any time for any reason, with or without cause.

Section 7.5.   Income Tax Withholding/Rights of Offset.  The Company shall have the right to deduct and withhold from all Awards all federal, state and local taxes as may be required by law.  In addition to the foregoing, the Company shall have the right to set off against the amount of any Award which would otherwise be payable hereunder, the amount of any debt, judgment, claim, expense or other obligation owed at such time by the Employee to the Company, as permitted by law.

Section 7.6.   Effective Date of Plan.  The Plan shall take effect on April 28, 2009.

Section 7.7.   Termination of Plan.  The Plan may be terminated at any time and for any reason by the Committee.  However, subject to the requirements Sections 4.5 and 7.1, upon the Court’s confirmation of a plan of reorganization, if the Company fails to assume the Plan following or in connection with the confirmation of such a plan of reorganization, the Plan and all of the Company’s obligations hereunder shall terminate.

Section 7.8.   Severability.  If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

Section 7.9.   Governing Law.  All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Compensation Committee of Smurfit-Stone Container Corporation has caused this instrument to be executed by its duly authorized member on this 28th day of April, 2009.

SMURFIT-STONE CONTAINER CORPORATION COMPENSATION COMMITTEE

By:	/s/ William D. Smithburg